Exhibit 10.4

Cardinal Health

Deferred Compensation Plan

Amended and Restated Effective as of January 1, 2009

First Amendment

Background Information

A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Financial Benefit Plans Committee (the “Committee”) oversees the administration of the Plan and is authorized to amend administrative provisions of the Plan in accordance with authority delegated by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health.

C.	The Committee has authorized the amendment of the Plan to eliminate the date certain distribution option and to clarify certain other distribution and enrollment provisions to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), related to rehired employees, and to provide for accelerated vesting in connection with certain reductions in force, as previously implemented through the Company’s policies regarding severance benefits.

D.	Section 7.1 of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended as follows, effective as of January 1, 2009:

1. Section 3.1 of the Plan is hereby amended by the addition of the following to the end thereof:

“If an Eligible Employee has ceased being eligible to participate in the Plan (other than the accrual of earnings on his Account, if any), regardless of whether all amounts deferred under the Plan have yet been paid, and subsequently becomes eligible to participate in the Plan again, the Eligible Employee may be treated as being initially eligible to participate in the Plan if he has not been eligible to participate in the Plan (other than the accrual of earnings on his Account, if any) at any time during the 24-month period ending on the date the employee again becomes an Eligible Employee under the Plan.”

2. Section 4.1 of the Plan is hereby amended by the addition of the following to the end thereof:

“A Participant who has completed one Year of Service but less than three Years of Service and is terminated from employment under the terms of a designated reduction in force, a divestiture or designated layoff, shall receive additional ratable vesting credit hereunder determined by multiplying the portion of his Account that is subject to the vesting provisions of this Section 4.1 by a fraction, the numerator of which is the Participant’s calendar months of service calculated from his or her date of hire and the denominator of which is 36, and by rounding the product up to the next whole percentage. A month of service shall be included in the calculation of additional vesting credit under this Section if the Participant has performed at least one hour of service during the calendar month. In no event shall a Participant be more than 100% vested in any amounts credited to his Account.”

3. Section 5.1 of the Plan is hereby amended to read as follows:

“5.1 Distribution Timing. A Participant shall receive payment of the amounts credited to his Account upon his Separation from Service due to Retirement, death, Total Disability or any other reason. The Participant will begin to receive the amount credited to his Account as of such date beginning on the first regular payment processing date to occur at least six months after the date of the Participant’s Separation from Service, whether due to Retirement, death, Total Disability, or any other reason. The regular payment processing dates shall be January 15 and July 15 of each calendar year. If payment is to be made in a lump sum, it shall occur on the first regular payment processing date as described above. If payment is to be made in annual installments, it shall commence on such first regular payment processing date with subsequent annual installments to occur on the same regular payment processing date each year thereafter until the Participant’s Account is distributed in full.”

4. Section 5.4 of the Plan is hereby amended by the addition of the following at the end thereof:

“Notwithstanding the foregoing, in no event shall Disability payments cease to a Participant if to do so would violate Code Section 409A.”

5. All other terms and provisions shall remain unchanged. A restated Plan document shall also be prepared incorporating the above amendments.

CARDINAL HEALTH, INC.

By:	/s/ Carole Watkins
Title:	CHRO
Date:	11-5-08

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